Exhibit 99.2

Media Release
Property Solutions Worldwide

FOR IMMEDIATE RELEASE	Contact:	Janice McDill, 312.698.6707 janice.mcdill@grubb-ellis.com
Grubb & Ellis Company Enters into
Agreement to Purchase Abrams Centre
Company intends to hold property for future sale to Grubb & Ellis Realty Advisors, Inc.
CHICAGO (Oct. 30, 2006) — Grubb & Ellis Company (NYSE: GBE) today announced that the Company, through a newly formed, wholly owned subsidiary, has entered into an agreement to purchase Abrams Centre, an office building located in Dallas, and that it has filed a Current Report on Form 8-K with the Securities and Exchange Commission concerning the agreement.
     The Company, at its discretion and without penalty, at any time during the initial 45-day period of the agreement, may elect to terminate the agreement for any reason and not proceed with the purchase. Should the Company choose to move forward with the purchase, its closing would be expected to occur within 75 days after the date of the agreement and would be subject to customary closing conditions.
     The Company’s current intention is to acquire the property and hold it for future sale to Grubb & Ellis Realty Advisors, Inc. (AMEX: GAV). The Company and Realty Advisors, however, do not have any current arrangement or agreement with respect to the property and Realty Advisors does not, and prior to the Company’s purchase of the property will not, have any obligation to purchase the property from the Company.
Grubb & Ellis Company
Grubb & Ellis Company is one of the world’s leading full-service commercial real estate organizations, providing a complete range of transaction, management and consulting services. By leveraging local expertise with our global reach, Grubb & Ellis offers innovative, customized solutions and seamless service to owners, corporate occupants and investors throughout the globe. For more information, visit the Company’s Web site at www.grubb-ellis.com.
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Grubb & Ellis Company
500 West Monroe Street      Suite 2800      Chicago, IL 60661      312.698.6700

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10/30/06
Grubb & Ellis Company Enters into Agreement to Purchase Abrams Centre
Forward-looking Statement
Statements included in this release may constitute forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results and performance in future periods to be materially different from any future results or performance suggested by these statements. Such factors which could adversely affect the Company’s ability to obtain these results include, among other things: (i) the volume of sales and leasing techniques and prices for real estate in the real estate markets generally; (ii) a general or regional economic downturn that could create a recession in the real estate markets; (iii) the Company’s debt level and its ability to make interest and principal payments; (iv) an increase in expenses related to new initiatives, investments in people, technology and service improvements; (v) the success of new initiatives and investments; and (vi) other factors described in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2006 and in the Company’s other filings with the Securities and Exchange Commission (including the Registration Statement on Form S-1, as amended, registration number 333-133659).
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